Exhibit 5.2

February 8, 2010

Kraft Foods Inc.

Three Lakes Drive

Northfield, Illinois 60093-2753

Kraft Foods Inc.

2.625% Notes due 2013

4.125% Notes due 2016

5.375% Notes due 2020

6.500% Notes due 2040

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Virginia counsel to Kraft Foods Inc., a Virginia corporation (the “Company”), for the purpose of providing this opinion in connection with the Company’s offering and sale of $1,000,000,000 aggregate principal amount of its 2.625% Notes due 2013, $1,750,000,000 aggregate principal amount of its 4.125% Notes due 2016, $3,750,000,000 aggregate principal amount of its 5.375% Notes due 2020 and $3,000,000,000 aggregate principal amount of its 6.500% Notes due 2040 (collectively, the “Notes”) pursuant to the Terms Agreement, dated as of February 4, 2010 (the “Terms Agreement” and, collectively with the Amended and Restated Underwriting Agreement, dated as of December 5, 2007, which is incorporated by reference in the Terms Agreement, the “Underwriting Agreement”), among the Company and BNP Paribas Securities Corp., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. and RBS Securities Inc., as representatives of the several underwriters named in Schedule A to the Terms Agreement.

The Notes will be issued pursuant to an indenture, dated as of October 17, 2001 (the “Indenture”), between the Company and Deutsche Bank Trust Company Americas (as successor to The Bank of New York and The Chase Manhattan Bank), as trustee (the “Trustee”). The Notes are being offered and sold as described in the prospectus, dated December 4, 2007 and the prospectus supplement thereto, dated February 4, 2010 (collectively, the “Prospectus”).

Kraft Foods Inc.

February 8, 2010

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of corporate officers and public officials and such other documents as we have deemed necessary for the purposes of rendering this opinion, including, among other things, (i) the Articles of Incorporation and Bylaws of the Company, each as amended through the date hereof, (ii) the Registration Statement on Form S-3 (Registration No. 333-147829) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on December 4, 2007, and the Prospectus, (iii) the Indenture, (iv) the Underwriting Agreement (including the Terms Agreement), (v) the Notes in global form, (vi) certain resolutions of the Board of Directors of the Company adopted on March 16, 2001, July 2, 2007, October 4, 2007 and January 16, 2010, as certified by the Vice President and Corporate Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect, relating to, among other things, the execution and delivery of the Terms Agreement, the delivery of the Underwriting Agreement and the issuance and sale of the Notes (the “Board Resolutions”), (vii) the officers’ certificate dated as of the date hereof executed by duly authorized officers of the Company establishing the terms of the Notes pursuant to the Board Resolutions and (viii) a certificate issued by the State Corporation Commission of the Commonwealth of Virginia on February 4, 2010 and confirmed on the date hereof, to the effect that the Company is existing under the laws of the Commonwealth of Virginia and in good standing.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the genuineness of signatures not witnessed by us and (iv) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof on such parties (other than the authorization, execution and delivery of documents by the Company. As to factual matters, we have relied upon representations included in the documents submitted to us, upon certificates of officers of the Company and upon certificates of public officials. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

We do not purport to express an opinion on any laws other than those of the Commonwealth of Virginia.

Kraft Foods Inc.

February 8, 2010

Based upon the foregoing, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the Commonwealth of Virginia.

2. The Notes have been duly authorized by the Company and the Indenture has been duly authorized, executed and delivered by the Company.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Current Report on Form 8-K to be filed by the Company relating to the Registration Statement and to the reference to our firm under the heading “Validity of the Notes” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company.

Very truly yours,

/s/ Hunton & Williams LLP